Exhibit 4.16

Sent by DHL courier anticipated by pdf

BiondVax Pharmaceuticals Ltd

14 Einstein Street 4th Floor,

Weizmann Science Park,

Ness-Ziona, 74036

Israel

To the attention of Mark Germain, Chairman

Luxembourg, 11 January 2021	JU OPS1/NP/SB/mk/2021-0051
EIB - Corporate Use

Subject:	BiondVax Universal Flu Vaccine (IDFF)

(Fl 88205, 91305 - SERAPIS 2015-0572)

Finance contract entered Into by and between the European Investment Bank and BiondVax Pharmaceuticals Ltd. (the “Borrower”) on 19 June 2017, as subsequently amended by the Amendment and Restatement Agreement dated 24 June 2019 (the “Finance Contract”)

Amendment No. 1 to the Finance Contract

Dear Sirs,

reference is made to:

(i) the Finance Contract as defined above,

(ii) your e-mail from Mark Germain, Chairman, dated 24 December 2020 (the “E-mail”).

1. INTERPRETATION

Unless otherwise defined, capitalised terms used in this letter (the “Letter”) have the same meaning attributed to them in the Finance Contract References to Articles in this Letter are references to Articles in the Finance Contract.

In this Letter, “Effective Date” means the date on which the Bank confirms to the Borrower in writing (including by electronic mail or other electronic means) that the Bank has received in a form and substance satisfactory to it a PDF copy of this Letter duly countersigned on behalf of the Borrower, together with a certified copy of the relevant authority of signatories and a copy of any other authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transaction contemplated by this Letter or for the validity and enforceability of this Letter

2. REQUEST

The Borrower has informed us in the E-mail that Dr Ron Babecoff will be replaced by Amir Reichman as Chief Executive Officer of the Borrower and Dr. Ron Babecoff will cease to be actively involved in the management of the Borrower (the “Event”)

98-100, boulevard Konrad Adenauer L-2950 Luxembourg T +352 4379-1 F +352 437704 lnfQ@e1tj.firg www.elborg

Under the terms and conditions of the Finance Contract a “Senior Management Change” means that Dr Ron Babecoff or Dr Tamar Ben-Yedidia has ceased to be actively involved in the management of the Borrower without the Bank having given its prior written consent to such a change Therefore the replacement of Dr Ron Babecoff by Amir Reichman as Chief Executive Officer of the Borrower constitutes a Senior Management Change

The Borrower requests the Bank’s consent to the Event.

3. CONSENT TO THE EVENT

With effect from the Effective Date, the Bank hereby consents to the Event and to waive its rights under Article 5.3 2 (c) of the Finance Contract, with exclusive reference to the Event.

4. AMENDMENTS TO THE FINANCE CONTRACT

With effect from the Effective Date the Finance Contract shall be amended as set out below

The Definition “Senior Management Change” in Article 1.2 of the Finance Contract shall be amended to read as follows.

“Senior Management Change” means that Amir Reichman or Dr Tamar Ben-Yedtdia has ceased to be actively involved in the management of the Borrower without the Bank having given its prior written consent to such a change.

5. CONTINUING OBLIGATIONS

The provisions of the Finance Contract shall, save as amended by this Letter, continue in full force and effect The Borrower acknowledges and agrees that other than as expressly set out and agreed hereby, this Letter does not constitute a waiver granted by the Bank or amendment of any other term or condition of the Finance Contract. The Bank reserves any and all contractual and legal rights it has under the Finance Contract and the applicable law.

The Borrower shall, at the request of the Bank and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

6. REPRESENTATIONS

By countersigning this Letter

6.1	The Borrower represents that all the representations and warranties which are repeated pursuant to Article 7.2 and Schedule G of the Finance Contract are correct in all respects (by reference to the facts and circumstances then existing) on (!) the date of this Letter, and (11) the Effective Date.

6.2	The Borrower represents that no event or circumstance under Article 9.1 of the Finance Contract has occurred and is continuing unremedied or unwaived.

6.3	The Borrower represents that it complies with its obligations under Paragraph 5 of Schedule G of the Finance Contract (Pari passu ranking) and Paragraph 22 of Schedule H of the Finance Contract (Clauses by inclusion) of the Finance Contract and it undertakes to promptly inform the Bank should it no longer so comply.

7. FINANCE DOCUMENTS

In accordance with the Finance Contract each of the Bank and the Borrower designates this Letter as a Finance Document.

8. GOVERNING LAW AND JURISDICTION

Article 10 (Law and Jurisdiction. Miscellaneous) and Article 11 (Final Clauses) of the Finance Contract shall apply mutatis mutandis to this Letter.

9. THIRD PARTY RIGHTS

A person who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter.

10. COUNTERPARTS

This Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

If you are in agreement with the above, please have two (2) originals of this Letter returned to the Bank, to the attention of Stefan Becker (BeckerS@eib.org) dated and duly signed in the name and on behalf of the Borrower.

Your faithfully,
EUROPEAN INVESTMENT BANK

/s/ Aleksander Skornik	/s/ Stefan Becker
Aleksander Skornik	Stefan Becker

Acknowledged and agreed for and on behalf of,

BiondVax Pharmaceuticals Lts.

As Borrower

/s/ Mark Germain
(name and function)
Mark Germain, Chairman

Date: As of January 11, 2020

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